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            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
RiverSource Special Tax-Exempt Series Trust:

In planning and performing our audits of the financial statements of RiverSource Massachusetts Tax-Exempt Fund, RiverSource Michigan Tax-Exempt Fund, RiverSource Minnesota Tax-Exempt Fund, RiverSource New York Tax-Exempt Fund and RiverSource Ohio Tax-Exempt Fund (collectively, the Funds), funds within RiverSource Special Tax-Exempt Series Trust (the Trust), for the period from June 30, 2006 to August 31, 2006 in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our audit procedures for the purpose of expressing our opinion on the financial statements and comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Trust's internal control over financial reporting. Accordingly, we express no such opinion.

The management of RiverSource Special Tax-Exempt Series Trust is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process or report external financial data reliably in accordance with U.S. generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
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Our consideration of the RiverSource Special Tax-Exempt Series Trust's
internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under the standards established by the Public Company Accounting Oversight Board (United States). In our report to you dated October 20, 2006, we reported that we had identified no deficiencies in the Trust's internal control over financial reporting and its operation, including controls for safeguarding securities that we considered to be a material weakness, as defined above, as of August 31, 2006.

However, subsequent to the filing of the Form N-SAR for the fiscal year ended August 31, 2006, we noted the following control deficiency that we determined to be a material weakness, as defined above, in the Trust's internal control over financial reporting. The Funds' policies and procedures related to the review and analysis of the relevant terms and conditions of certain transfers of securities were not effective in appropriately determining whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". As a result of this material weakness, the statement of assets and liabilities, including the schedules of investments in securities, as of August 31 2006, and the related statements of operations for the two-month period ended August 31, 2006 and year ended June 30, 2006 and the financial highlights for the two-month period ended August 31, 2006 and each of the five years in the period ended June 30, 2006 for each of the RiverSource Minnesota Tax-Exempt Fund and the RiverSource New York Tax-Exempt Fund were restated in order to appropriately account for such transfers of securities as secured borrowings and report the related interest income and expense. This control deficiency caused us to reevaluate the nature, timing, and extent of procedures performed in our audits of the financial statements of the Funds for the year ended August 31, 2006 and this report does not affect our report on the financial statements of the Funds dated February 21, 2007. As required by Form N-SAR sub-item 77B, Management's proposed corrective actions are included in the attached Exhibit I.

This report is intended solely for the information and use of management, the Board of Trustees of RiverSource Special Tax-Exempt Series Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                               /s/ KPMG
                               ------------
                                   KPMG LLP

Minneapolis, Minnesota
February 21, 2007
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Exhibit I

SUB-ITEM 77B: Accountant's report on internal control

February 22, 2007

To the Securities and Exchange Commission:

The report on internal controls of the Registrant's independent registered public accounting firm, KPMG LLP ("KPMG"), is filed with this Form N-SAR-BT/A. KPMG's report describes a control deficiency in the operation of the Registrant's internal controls over financial reporting that KPMG considers to be a material weakness as of August 31, 2006, as described in its report.

The Registrant's controls, related to the review and analysis of relevant terms and conditions of transfers of certain assets pertaining to certain inverse floater programs, were not operating effectively to appropriately determine whether the transfers of assets qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). Accordingly, RiverSource Minnesota Tax-Exempt Fund and RiverSource New York Tax-Exempt Fund (together, the "Restated Funds") are restating certain portions of their financial statements for the period ended August 31, 2006 and the year ended June 30, 2006, as well as the financial highlights for each of the four years in the period ended June 30, 2005. In addition, with respect to RiverSource Massachusetts Tax-Exempt Fund, RiverSource Michigan Tax-Exempt Fund and RiverSource Ohio Tax-Exempt Fund (collectively, the "Adjusted Funds" and, together with the Restated Funds, the "Funds"), the Registrant has adjusted (in a manner not considered material) certain portions of the financial statements of the Adjusted Funds for the period ended August 31, 2006 and the year ended June 30, 2006, as well as the financial highlights for each of the four years in the period ended June 30, 2005.

Due to an equal increase in interest income from fixed rate municipal bonds held in trust, these restatements and adjustments had no impact on net assets, net asset value per share, total return or net investment income.

Fund Management believes that subsequent to the restatements and adjustments, the Funds' accounting treatment of such transfers is appropriate under SFAS
140. Subsequent to the issuance of the Funds' annual reports for the period ended August 31, 2006, Fund Management has taken such actions as necessary to enhance its internal controls over financial reporting and increase the effectiveness of such controls.

Following a review of financial statements of several other investment companies investing in similar instruments and in consultation with others in the investment company industry, Fund Management believes that, in general, other investment companies investing in similar investments over the same time periods accounted for such investments in a similar manner as the Funds prior to the Registrant's restatements and adjustments.